UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2021

LINKBANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Pennsylvania	333-255908	82-5130531
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3045 Market Street

Camp Hill, PA 17011

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 569-2265

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

None	None	None
(Title of each class)	(Trading symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 17, 2021, LINKBANCORP, Inc. (“LINK”), completed its previously announced acquisition of GNB Financial Services, Inc. (“GNB”), effective as of September 18, 2021, pursuant to an Agreement and Plan of Merger, dated as of December 10, 2020 (the “Merger Agreement”), by and between LINK, LINKBANK, GNB and The Gratz. Under the terms of the Merger Agreement, (i) GNB merged with and into LINK, with LINK being the surviving entity, and (ii) LINKBANK merged with and into The Gratz Bank, with The Gratz Bank being the surviving entity (the “Merger”).

Pursuant to the Merger Agreement, for each share of GNB common stock, GNB shareholders were entitled to elect to receive either (x) $87.68 in cash or (y) 7.3064 shares of LINK common stock and will receive cash in lieu of fractional shares. Elections were subject to proration procedures whereby at least 80% of the shares of GNB common stock will be exchanged for shares of LINK common stock. As a result of the elections, the total consideration payable to GNB shareholders is comprised of an aggregate of approximately 4.8 million shares of LINK common stock and an aggregate of approximately $10.2 million in cash.

A copy of LINK’s press release dated September 20, 2021, announcing the completion of the Merger is attached hereto as Exhibit 99.1.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which was included as Annex A to LINK’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on May 7, 2021, and is incorporated by reference herein.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with and effective upon completion of the Merger, and in accordance with the terms of the Merger Agreement, the Board of Directors of LINK (the “Board”) appointed Timothy J. Allison, William L. Jones, Samuel K. Kauffman, David H. Koppenhaver, Joseph C. Michetti, Jr., Kristen Snyder, Steven I. Tressler and Wesley M. Weymers (the “New Directors”) to the Board.

The New Directors will each hold office until LINK’s 2022 annual meeting of shareholders and will be nominated by the Board to stand for re-election at LINK’s next three annual meetings of shareholders.

LINK has banking and other transactions in the ordinary course of business with the New Directors and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectability or present other unfavorable features to LINK.

As non-employee members of the Board, the New Directors will each be entitled to receive an annual retainer of $25,000, provided he or she attends at least seventy-five percent (75%) of all Board and applicable committee meetings. Mr. Michetti will receive an additional $5,000 annual retainer as Chairman of the Board and Messrs. Jones and Koppenhaver will each receive an additional $2,500 annual retainer as chairs of the Audit Committee and Nominating and Corporate Governance Committee, respectively. The New Directors will serve on the following committees, effective upon completion of the Merger: Messrs. Jones and Tressler and Ms. Snyder will serve on the Audit Committee, Messrs. Kauffman and Tressler will serve on the Compensation Committee, Messrs. Koppenhaver and Kauffman will serve on the Nominating and Corporate Governance Committee and Ms. Snyder will serve on the Enterprise Risk Committee.

In connection with and effective upon completion of the Merger, and in accordance with the terms of the Merger Agreement, the Board also appointed Mr. Michetti to serve as Chairman of the Board and Andrew Samuel, LINK’s Chief Executive Officer, to serve as Vice-Chairman of the Board.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The required financial statements will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description

99.1	Press release announcing completion of merger dated September 20, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LINKBANCORP, INC.
September 20, 2021
	By:	/s/ Carl D. Lundblad
Carl D. Lundblad
President